EXHIBIT 99.1

FreightCar America, Inc. Reports Second Quarter 2019 Results

Company reports positive gross margin; ‘Back to Basics’ strategy remains solidly on track with new product launches, cost reductions, and footprint consolidation

CHICAGO, July 31, 2019 (GLOBE NEWSWIRE) -- FreightCar America, Inc. (NASDAQ: RAIL) today reported results for the second quarter ended June 30, 2019.

Business Highlights

  Second quarter revenue of $73.7 million on deliveries of 729 units
  Second quarter net loss of $15.9 million, or $1.26 per diluted share, which includes $10.5 million of one-time items in the period
  Total cash, cash equivalents, restricted cash equivalents, marketable securities and restricted certificates of deposit of $71.5 million at June 30, 2019, an increase of $2.8 million as compared to the first quarter of 2019
  Backlog as of June 30, 2019 totaled 1,121 railcars with an aggregate value of approximately $96 million
  Subsequent to the end of the second quarter, the Company received additional orders for 1,050 railcars
  On July 22nd the Company announced its intention to close its Roanoke, Virginia manufacturing facility. The announcement is part of the Company’s long-term strategy to streamline its fixed cost base and is expected to yield $5.0 million in annual savings.
  Company adjusts 2019 delivery guidance to between 2,200 and 2,500 railcars and maintains material cost savings guidance of between $2,000 and $3,000 per railcar, on a run-rate basis, excluding commodity price movements, by the end of 2019

"I am pleased to report we recorded our first positive gross margin since the second quarter of 2018, despite the ongoing softness across our industry. This demonstrates the solid progress we have made against our ‘Back to Basics’ initiatives designed to produce the right products, with the right footprint, and on the right cost structure,” said Jim Meyer, President and Chief Executive Officer of FreightCar America. "Subsequent to the end of the second quarter, we announced our plans to close our Roanoke facility. When this action is complete, we expect to save approximately $5.0 million per year. Coupled with our new lease agreement at our Shoals facility, the closure of the Roanoke facility represents a transformational step in our ‘Back to Basics’ strategy to address our fixed costs and historically underutilized footprint. Similarly, we completed several actions that improved the flexibility of our balance sheet going forward.”

Meyer concluded, “Just after the quarter end, we received orders for 1,050 railcars. These orders demonstrate that our improving portfolio and operations will resonate with customers. We are making significant progress in focusing our product portfolio, tailoring our footprint, and we have proven our ability to maintain a clean balance sheet. We believe we have the right strategy in place and are confident that FreightCar will be in a substantially better position to compete as we enter 2020.”

Second Quarter Results

  Consolidated revenues were $73.7 million in the second quarter of 2019 compared to $66.7 million in the same quarter of 2018. The Company delivered 729 railcars in the second quarter of 2019, which included 478 new railcars and 251 rebuilds. This compares to 1,185 railcars delivered in the second quarter of 2018, which included 368 new railcars, 514 rebuilt railcars, and 303 leased railcars.

  Net loss in the second quarter of 2019 was $15.9 million, or $1.26 per diluted share, compared to net loss of $2.3 million, or $0.19 per diluted share, in the second quarter of 2018. This quarter’s net loss included a $5.2 million charge from the loss on sale of 195 railcars previously held in the leasing fleet, $1.3 million in restructuring costs related to the Roanoke facility closure process, and a $4.0 million net settlement charge as the Company resolved a dispute relating to a prior-year product claim.

  Cash, cash equivalents, restricted cash equivalents, marketable securities and restricted certificates of deposit were $71.5 million as of June 30, 2019, compared to $68.0 million at December 31, 2018.  During the second quarter, the Company sold 195 railcars previously held in the leasing fleet for $11.4 million.

Second Quarter 2019 Conference Call & Webcast Information

The Company will host a conference call and live webcast on Thursday, August 1, 2019 at 11:00 a.m. (Eastern Daylight Time) to discuss the Company’s second quarter 2019 financial results. To participate in the conference call, please dial (800) 230-1092, Confirmation Number 470143.  Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call. The live audio-only webcast can be accessed at:

Event URL: https://im.csgsystems.com/cgi-bin/confCast
Conference ID#: 470143

If you need technical assistance, call the toll-free AT&T Conference Casting Support Help Line at (888) 793-6118. Please note that the webcast is listen-only and webcast participants will not be able to participate in the question and answer portion of the conference call.  An audio replay of the conference call will be available beginning at 1:00 p.m. (Eastern Daylight Time) on August 1, 2019 until 11:59 p.m. (Eastern Daylight Time) on September 1, 2019.  To access the replay, please dial (800) 475-6701.  The replay pass code is 470143.  An audio replay of the call will be available on the Company’s website within two days following the earnings call.

About FreightCar America, Inc.

FreightCar America, Inc. manufactures a wide range of railroad freight cars, supplies railcar parts and leases freight cars through its FreightCar America Leasing Company subsidiaries. FreightCar America designs and builds high-quality railcars, including bulk commodity cars, covered hopper cars, intermodal and non-intermodal flat cars, mill gondola cars, coil steel cars, boxcars and coal cars. It is headquartered in Chicago, Illinois and has facilities in the following locations: Cherokee, Alabama; Grand Island, Nebraska; Johnstown, Pennsylvania; Roanoke, Virginia; and Shanghai, People’s Republic of China. More information about FreightCar America is available on its website at www.freightcaramerica.com.

Forward Looking Statements

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: risks relating to the Shoals facility, including the facility not meeting internal assumptions or expectations and unforeseen liabilities from Navistar; the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and customer acceptance of orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and other competitive factors. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

FreightCar America, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30, 2019	December 31, 2018
Assets	(in thousands)
Current assets
Cash, cash equivalents and restricted cash equivalents	$69,859	$45,070
Restricted certificates of deposit	1,668	4,952
Marketable securities	-	18,019
Accounts receivable, net	12,880	18,218
Inventories, net	61,788	64,562
Other current assets	7,318	5,012
Total current assets	153,513	155,833

Property, plant and equipment, net	40,396	45,317
Railcars available for lease, net	47,359	64,755
Right of use asset	71,714	-
Goodwill	21,521	21,521
Other long-term assets	3,135	2,311

Total assets	$337,638	$289,737

Liabilities and Stockholders’ Equity
Current liabilities
Accounts and contractual payables	$30,141	$34,749
Accrued payroll and other employee costs	2,549	1,639
Reserve for workers' compensation	3,659	3,344
Accrued warranty	7,793	9,309
Customer deposits	1,281	3,000
Deferred income state and local incentives, current	2,219	2,219
Deferred rent, current	-	6,466
Lease liability, current	16,991	-
Other current liabilities	4,757	1,324
Total current liabilities	69,390	62,050
Long-term debt	10,200	-
Accrued pension costs	5,663	5,841
Accrued postretirement benefits, less current portion	4,800	4,975
Deferred income state and local incentives, long-term	5,832	6,941
Deferred rent, long-term	-	15,519
Lease liability, long-term	73,076	-
Accrued taxes and other long-term liabilities	4,476	801
Total liabilities	173,437	96,127

Stockholders’ equity
Preferred stock	-	-
Common stock	127	127
Additional paid in capital	83,435	90,593
Treasury stock, at cost	(2,348)	(9,721)
Accumulated other comprehensive loss	(8,101)	(8,188)
Retained earnings	91,088	120,799
Total stockholders' equity	164,201	193,610
Total liabilities and stockholders’ equity	$337,638	$289,737

FreightCar America, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018

	(In thousands, except for share and per share data)

Revenues	$73,661	$66,743	$144,369	$149,716
Cost of sales	67,637	61,904	145,194	145,473
Gross profit (loss)	6,024	4,839	(825)	4,243
Selling, general and administrative expenses	15,352	8,385	23,019	16,381
Loss on sale of railcars available for lease	5,196	-	5,196	-
Restructuring and impairment charges	1,319	-	1,319	-
Operating loss	(15,843)	(3,546)	(30,359)	(12,138)
Interest expense and deferred financing costs	(115)	(27)	(151)	(59)
Other income	83	588	402	969
Loss before income taxes	(15,875)	(2,985)	(30,108)	(11,228)
Income tax provision (benefit)	12	(649)	(189)	(2,488)
Net loss	$(15,887)	$(2,336)	$(29,919)	$(8,740)

Net loss per common share – basic	$(1.26)	$(0.19)	$(2.37)	$(0.70)

Net loss per common share – diluted	$(1.26)	$(0.19)	$(2.37)	$(0.70)

Weighted average common shares outstanding – basic	12,352,271	12,317,546	12,344,684	12,311,810

Weighted average common shares outstanding – diluted	12,352,271	12,317,546	12,344,684	12,311,810

Dividends declared per common share	$-	$-	$-	$-

FreightCar America, Inc.
Segment Data
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
	(In thousands)		(In thousands)
Revenues:
Manufacturing	$70,817	$63,051	$138,412	$142,784
Corporate and Other	2,844	3,692	5,957	6,932
Consolidated Revenues	$73,661	$66,743	$144,369	$149,716

Operating (Loss) Income:
Manufacturing	$(3,019)	$1,708	$(12,656)	$(2,108)
Corporate and Other	(12,824)	(5,254)	(17,703)	(10,030)
Consolidated Operating (Loss) Income	$(15,843)	$(3,546)	$(30,359)	$(12,138)

FreightCar America, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
	2019	2018
	(in thousands)
Cash flows from operating activities

Net loss	$(29,919)	$(8,740)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Net proceeds from Shoals transaction	-	2,655
Depreciation and amortization	6,471	5,448
Amortization expense - right-of-use leased assets	5,662	-
Recognition of deferred income from state and local incentives	(1,109)	(1,110)
Loss on sale of railcars available for lease	5,196	38
Deferred income taxes	-	(2,671)
Stock-based compensation recognized	274	1,751
Other non-cash items, net	969	(211)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	5,338	(18,084)
Inventories	3,214	(11,593)
Inventories on lease	-	(32,228)
Other assets	(2,307)	(1,697)
Accounts and contractual payables	(4,890)	14,619
Accrued payroll and employee benefits	910	895
Income taxes receivable/payable	(197)	684
Accrued warranty	(1,516)	1,176
Lease liability	(9,091)	-
Other liabilities	6,108	1,402
Accrued pension costs and accrued postretirement benefits	(266)	(736)
Net cash flows used in operating activities	(15,153)	(48,402)

Cash flows from investing activities

Purchase of restricted certificates of deposit	(1,117)	(4,400)
Maturity of restricted certificates of deposit	4,400	4,668
Purchase of securities held to maturity	(1,986)	(79,105)
Proceeds from maturity of securities	20,025	66,008
Cost of railcars available for lease	-	(1,419)
Purchase of property, plant and equipment	(2,034)	(476)
Proceeds from sale of property, plant and equipment and railcars available for lease	11,442	600
Net cash flows provided by (used in) investing activities	30,730	(14,124)

Cash flows from financing activities

Proceeds from line of credit borrowings	10,200	-
Employee stock settlement	(59)	(118)
Deferred financing costs	(929)	-
Net cash flows provided by (used in) financing activities	9,212	(118)

Net increase (decrease) in cash and cash equivalents	24,789	(62,644)
Cash, cash equivalents and restricted cash equivalents at beginning of period	45,070	87,788
Cash, cash equivalents and restricted cash equivalents at end of period	$69,859	$25,144

INVESTOR & MEDIA CONTACT	Christopher J. Eppel
TELEPHONE	(800) 458-2235